Exhibit A-3

                          GPU DIVERSIFIED HOLDINGS LLC
                                  Balance Sheet
                               September 30, 2002
                          ----------------------------
                                   (Unaudited)


Assets

Current assets:
   Cash and temporary cash investments                         $      62
   Accounts receivable                                               251
                                                                --------

      Total current assets                                           313
                                                                --------

Other property and investments                                    25,798
                                                                --------


    Total Assets                                               $  26,111
                                                                ========


Liabilities & Stockholder's Equity

Current liabilities:
   Accounts payable                                            $       -
   Taxes accrued                                                     (95)
                                                                --------

      Total current liabilities                                      (95)
                                                                --------

Deferred credits and other liabilities                              (110)
                                                                --------

Stockholder's equity:
   Common stock & capital surplus                                 26,777
   Retained earnings                                                 (99)
   Accumulated other comprehensive income                           (362)
                                                                --------

      Total stockholder's equity                                  26,316
                                                                --------


      Total Liabilities & Stockholder's Equity                 $  26,111
                                                                ========


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                                                                     Exhibit A-3

                          GPU DIVERSIFIED HOLDINGS LLC
                               Statement of Income
                          ----------------------------
                                   (Unaudited)


                                           Three Months      Nine Months
                                              Ended             Ended
                                           Sept 30,2002     Sept 30, 2002
                                           ------------     -------------

Operating Revenues                           $    -           $    -


Operating Expenses                                   8              56
                                               -------          ------


Operating Loss                                      (8)            (56)


Other Income and Expenses, Net                      21               3
                                               -------          ------


Income/(Loss) Before Income Taxes                   13             (53)


   Income taxes                                      2             (22)
                                               -------          ------


Net Income/(Loss)                            $      11         $   (31)
                                               =======          ======